Exhibit 16.1

May 2, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Pelican Acquisition Corporation under Change in Company’s Registered Accounting Firm of its Form S-1 dated May 2, 2025. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Pelican Acquisition Corporation contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp